Exhibit 99.1

January 24, 2018

FOR IMMEDIATE RELEASE

FNCB Bancorp, Inc. Named to 2018 OTCQX Best 50

FNCB Bancorp, Inc. (OTCQX: FNCB), parent company of FNCB Bank, is pleased to announce it has been named to the 2018 OTCQX® Best 50, a ranking of top performing companies traded on the OTCQX Best Market last year.

The OTCQX Best 50 is an annual ranking of the top 50 U.S. and international companies traded on the OTCQX market. The ranking is calculated based on an equal weighting of one-year total return and average daily dollar volume growth in the previous calendar year. Companies in the 2018 OTCQX Best 50 were ranked based on their performance in 2017.

“We are honored to be named to the OTCQX Best 50,” said Gerard Champi, President and Chief Executive Officer. “Our Board of Directors, management and staff have worked hard to grow our Company and increase value for our shareholders. Achieving this distinction is a testament to the efforts of our entire team.”

For the complete 2018 OTCQX Best 50 ranking, visit http://bit.ly/OTCQX-best50-2018

The OTCQX Best Market offers transparent and efficient trading of established, investor-focused U.S. and global companies. To qualify for the OTCQX market, companies must meet high financial standards, follow best practice corporate governance, demonstrate compliance with U.S. securities laws and have a professional third-party sponsor introduction. The companies found on OTCQX are distinguished by the integrity of their operations and diligence with which they convey their qualifications.

About FNCB Bancorp, Inc.

FNCB Bancorp, Inc. is the bank holding company of FNCB Bank. Locally-based for over 100 years, FNCB Bank continues as Northeastern Pennsylvania's premier community bank — offering a full suite of personal, small business and commercial banking solutions with industry-leading mobile, online and in-branch products and services. FNCB remains dedicated to the communities they serve with an on-going mission to be: Simply a better bank™. For more information on the BauerFinancial 5-Star rated FNCB, visit www.fncb.com.

INVESTOR CONTACT:
James M. Bone, Jr., CPA
Executive Vice President and Chief Financial Officer
FNCB Bank
(570) 348-6419
james.bone@fncb.com

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